Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Douglas Emmett, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	19,000,000 (1)	$12.96 (2)	$246,240,000	0.00011020	$27,135.65
Total Offering Amounts					$246,240,000		$27,135.65
Total Fee Offsets							-
Net Fee Due							$27,135.65

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”), that become issuable under the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (as amended on May 24, 2023, the “Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.
(2)    Calculated pursuant to Rules 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on August 15, 2023.